Filed pursuant to Rule 433

Registration Statement No. 333-162357

January 12, 2012

LINN ENERGY, LLC

The following information supplements the Preliminary Prospectus Supplement dated January 11, 2012,

and is filed pursuant to Rule 433, under Registration No. 333-162357

Issuer:	Linn Energy, LLC

Units offered:	17,000,000 Units Representing Limited Liability Company Interests
(plus 30-day option to purchase up to an additional 2,550,000 units)

Offering Price:	$35.95 per unit

Gross Proceeds:	$611,150,000

We have been advised by the underwriters that, prior to purchasing the units being offered pursuant to the prospectus supplement, on January 12, 2012, one of the underwriters purchased, on behalf of the syndicate, 115,004 units at an average price of $35.9894 per unit in stabilizing transactions.

On October 6, 2009, we filed a registration statement on Form S-3ASR with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was effective upon filing. Before you invest, you should read the prospectus supplement and the accompanying base prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying base prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-326-5897.